Exhibit 4.3

Description of the Registrant’s Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended

The summary of the general terms and provisions of the registered securities of Cerence Inc. (“Cerence,” “we,” or “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) and our Second Amended and Restated By-laws (our “by-laws” and, together with our certificate of incorporation, our “Charter Documents”), each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Charter Documents and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

General

Our authorized capital stock consists of 560,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Only our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Dividends

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (the “Board”) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends depends on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Additionally, the terms of the Credit Agreement we entered into on June 12, 2020 (as the same may be amended from time to time), between us, the lenders and issuing banks party thereto and Wells Fargo Bank, N.A. as administrative agent, limit our ability to pay cash dividends. Our Board makes all decisions regarding our payment of dividends from time to time in accordance with applicable law.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our certificate of incorporation authorizes our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the preferences, limitations and relative rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.

No shares of preferred stock are outstanding as of the date of our Annual Report on Form 10-K with which this Exhibit 4.3 is filed as an exhibit.

Declassified Board

As of our annual meeting of stockholders on February 9, 2023, our Board is no longer divided into three classes and is now declassified.

Removal

As a result of our Board’s declassification, our stockholders may now remove directors with or without cause. Removal requires the affirmative vote of holders of shares representing a majority of the voting power of the then-outstanding shares of all classes and series of our capital stock entitled generally to vote on the election of our directors.

Anti-Takeover Effects of Delaware Law and Provisions of our Charter Documents

Certain provisions of the DGCL and our Charter Documents contain provisions that could be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

Charter Document Provisions

Our Charter Documents include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board or management team, including the following:

•

Blank Check Preferred Stock. Our certificate of incorporation authorizes our Board to designate and issue, without any further vote or action by the stockholders, up to 40,000,000 shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

•

No Stockholder Action by Written Consent. Our certificate of incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

•

Special Stockholder Meetings. Our Charter Documents provide that a special meeting of our stockholders may only be called by our Board, the Chairperson of our Board or our Chief Executive Officer, or at the request of holders of not less than 20% of the outstanding shares of the common stock of Cerence.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our by-laws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper written notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of special meetings, proper notice must be given no earlier than the 90th day prior to the relevant meeting and no later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the meeting. Such notice must include, among other information, certain information with respect to each stockholder nominating persons for election to the Board (including the name and address; the number of shares directly or indirectly held by such stockholder, including any shares of any class or series of stock as to which such stockholder has a right to acquire beneficial ownership at any time in the future; a description of any agreement with respect to the business to be brought before the annual meeting; a description of any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice; a description of any proxy, contract or other relationship pursuant to which such stockholder has a right to vote any shares of our stock and any profit-sharing or performance-related fees that such stockholder is entitled to, based on any increase or decrease in the value of our securities, as of the date of such notice; if the stockholder is not a natural person, the identity of the natural person or persons associated with such stockholder responsible for (i) the formulation of and decision to propose the business to be brought before the meeting and (ii) making voting and investment decisions on behalf of the stockholder, the manner in which such person was selected, any fiduciary duties owed by such person to the equity holders or other beneficiaries of such stockholder, and the qualifications and background of such person; if such stockholder is a natural person, the qualifications and background of such natural person; any equity interests or any derivative security in any of our principal competitors beneficially owned by such stockholder; any direct or indirect interest of such stockholder in any contract with the us, any of our affiliates or any of our competitors; any pending or threatened litigation in which such stockholder is a party or material participant involving us, any of our officers, directors or affiliates; and any material transaction occurring during the prior twelve months between such stockholder, on the one hand, and us, any of our affiliates, or any of our competitors, on the other hand). Such notice must also include a representation that such stockholder is a holder of record of our common stock as of the date of the notice, each stockholder nominee’s written consent to being named as a nominee and to serving as a director if elected, a completed and duly executed questionnaire with respect to the background, qualifications and independence of such stockholder nominee, a completed and duly executed questionnaire with respect to the background and qualification of such nominating stockholder and any other person or entity on whose behalf the nomination is being made, a description of all arrangements or understandings between or among the nominating stockholder and the stockholder nominee and any other person pursuant to which the nominations are to be made or concerning the nominee’s service on the Board, a description of any position of the stockholder nominee as an officer or director of a competitor as defined in Section 8 of the Clayton Antitrust Act of 1914 within the three years preceding the submission of the notice, a representation that such person has not and will not give any commitment as to how such person will act or vote if elected as a director or becomes a party to any agreement with respect to any compensation, reimbursement or indemnification in connection with service as a director, and that such person will comply with all policies applicable to directors, a description of all compensation and other monetary agreements during the past three years and a representation as to whether such stockholder intends to solicit proxies.

•

Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

•

Amendments to Certificate of Incorporation and By-Laws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend the company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our certificate of incorporation does not provide for a higher threshold. Our certificate of incorporation provides that our by-laws may be amended by a majority of our Board or by the affirmative vote of holders of a majority of our voting stock entitled to vote in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 of the DGCL may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our Charter Documents could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

Our certificate of incorporation provides, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Cerence, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of Cerence to Cerence or Cerence’s stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware. Further, our by-laws provide that unless Cerence consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. There is, however, uncertainty as to whether a court would enforce such provision in connection with suits to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, if brought derivatively on behalf of Cerence, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NASDAQ Global Select Market, under the ticker symbol “CRNC.”